Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[        ]”.

SHAREHOLDERS LOAN AGREEMENT

BETWEEN

RYDE TECHNOLOGIES PTE. LTD.

AND

DLG VENTURES PTE. LTD.

DATED THE	17TH	DAY OF	MARCH	2023

SHAREHOLDERS LOAN AGREEMENT

THIS SHAREHOLDERS LOAN AGREEMENT is made on the 17th day of March             2023

BETWEEN

(1)	RYDE TECHNOLOGIES PTE. LTD. (Company Registration Number: 201424891W), a company incorporated under the laws of Singapore with its registered address at 3 Fraser Street, #08-21, Duo Tower, Singapore 189352 (the “Company”);

AND

(2)	DLG VENTURES PTE. LTD. (Company Registration Number: 201940030G), a company incorporated under the laws of Singapore with its registered address at [ ] (the “Lender”).

WHEREAS:

(A)	The Company is a private limited company incorporated in Singapore and has, at the date of this Agreement, an issued and paid-up share capital of S$5,469,665.5 comprising 4,142,000 ordinary shares. The Lender holds 2,816,560 ordinary shares, representing 68% of the issued ordinary shares in the capital of the Company.

(B)	The Lender has agreed to grant a temporary bridging loan to the Company of an aggregate principal amount of S$2,000,000 (“Loan”) upon the terms and subject to the conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

In this Agreement, unless the subject or context otherwise requires the following words and expressions shall have the following meanings:

“Business Day” means a day (other than a Saturday, Sunday or gazetted public holiday in Singapore) when banks are open for banking business in Singapore;

“Disbursement Date” means, in respect of a Drawdown Request, the relevant date on which the relevant Loan is disbursed to the Company;

“Drawdown Request” has the meaning as ascribed to it in Clause 2.2(a);

“Events of Default” has the meaning as ascribed to it in Clause 3.4;

“Exchangeable Loan” means the exchangeable loan granted by the Investors pursuant to the Exchangeable Loan Agreement;

“Exchangeable Loan Agreement” means the exchangeable loan agreement dated 7 February 2022 between the Company and the Investors, as amended or supplemented from time to time;

“Intercreditor and Subordination Agreement” means an intercreditor and subordination agreement to be entered into between the Company, the Investors and any other creditors of the Company to regulate the respective rights and ranking of payment to be made by the Company to each of the Investors and the Creditors, including, inter alia, the subordination of the payment of the Exchangeable Loan and all claims of any unsecured creditors of the Company, to this Loan;

“Intellectual Property” means patents, trade marks, service marks, copyright, design rights, database rights, rights in software, rights in designs and inventions, trade secrets, confidential information, trade and business names and brands, internet domain names, any application (whether pending, in process or issued) for any of the foregoing and any other industrial, intellectual property or protected right similar to the foregoing (whether registered, registrable or unregistered) in any country and in any form, media, or technology now known.

“Interest” has the meaning ascribed to it in Clause 4.1;

“Investors” means (i) Phillip Ventures Enterprise Fund 5 Ltd, (ii) Phillip Ventures Enterprise Fund 6 Ltd, (iii) MTX Capital Pte. Ltd., and (iv) Koh Chuan Koon;

“IPO” means the initial offering of Shares, the admission of Ryde Holdco to a Recognised Stock Exchange and the listing and quotation of all the issued Shares on a Recognised Stock Exchange;

“IPO Proceeds” means the proceeds raised from the IPO; “Maturity Date” has the meaning ascribed to it in Clause 3.1.1;

“Parties” means all the parties to this agreement and “Party” means any one of them;

“Recognised Exchange” means such securities exchange as Ryde Holdco may conduct its IPO on, including, without limitation, the Singapore Exchange Securities Trading Limited, Hong Kong Stock Exchange, New York Stock Exchange and National Association of Securities Dealers Automated Quotation Securities Market (NASDAQ);

“Repayment Date” has the meaning ascribed to it in Clause 3.1.2;

“Ryde Holdco” means Ryde Mobility Group Pte. Ltd. (Company Registration Number 202134519R) or its related corporations or any such other entity as nominated, designated or restructured to be listed on a Recognised Exchange for the purpose of the IPO;

“Shares” means ordinary shares in the capital of the Ryde Holdco; and

“Term” means the period commencing on the date of this Agreement and ending on the Maturity Date.

2.	LOAN

2.1	Grant of Loan

The Lender hereby grant to the Company, the Loan, of a principal amount of S$2,000,000 in accordance with and subject to the terms and conditions of this Agreement.

2.2	Drawdown of Loan

(a)	The Loan shall be made available for drawdown by the Company in one or more tranches, each in multiples of S$100,000, at anytime during the Term. The Company may request for the drawdown of the Loan by serving a written drawdown request in the form set out in Appendix A (the “Drawdown Request”) to the Lender. The Drawdown Request shall specify the amount of the requested drawdown, the requested Disbursement Date, and shall be delivered to the Lender, at least five (5) Business Days before the requested Disbursement Date.

(b)	The Lender shall only be obliged to disburse the Loan on the relevant Disbursement Date provided that on the date of the service of the Drawdown Request and on the relevant Disbursement Date, no Event of Default has occurred and/or is continuing, or would result from the drawdown being effected.

(c)	The Loan shall be disbursed by way of telegraphic transfer or cheque for value on the relevant Disbursement Date to the Company’s bank account as specified in the Drawdown Request.

2.3	Purpose of Loan

The Loan shall be used by the Company for working capital purposes.

2.4	Ranking

2.4.1	The Company shall ensure that all of its indebtedness due to or owing under to the Investors and its other unsecured creditors (including any indebtedness under the Exchangeable Loan Agreement) (the “Subordinated Obligations”) is subordinated to its indebtedness due to or owing to the Lender under and pursuant to this Agreement, and the Company will not make or purport to make any payment to any of the Investors or its other unsecured creditors on account of the Subordinated Obligations.

2.4.2	The Company shall enter and will ensure that each of the Investors and the other unsecured creditors enters, into an Intercreditor and Subordination Agreement as soon as reasonably practicable after the date of this Agreement, in form and substance satisfactory to the Lender.

3.	REPAYMENT

3.1	Maturity Date

3.1.1	The maturity date of the Loan (“Maturity Date”) shall be the date falling the earlier of:

(a)	12 months after the first Disbursement Date; or

(b)	the date of closing of an IPO,

or such other date as may be mutually agreed between the Parties.

3.1.2	The repayment date of the principal amount of the Loan and Interest in respect of each of the scenarios under Clause 3.1.1 and under Clause 3.4 shall be as follows (“Repayment Date”):

(a)	where the event under Clause 3.1.1 (a) occurs prior to Clause 3.1.1 (b), the Maturity Date shall be 12 months after the first Disbursement Date and the principal amount of the Loan and the Interest shall be repaid by the Company on the Maturity Date to such account or in such manner as the Lender shall notify to the Company five (5) Business Days prior to the Maturity Date;

(b)	where the event under Clause 3.1.1 (b) occurs prior to Clause 3.1.1 (a), the Maturity Date shall be the date of closing of an IPO and the principal amount of the Loan and the Interest shall be repaid by the Company on the Maturity Date to such account or in such manner as the Lender shall notify to the Company within 14 Business Days from the receipt of IPO Proceeds by the Company; and

(c)	where an Event of Default occurs and the Lender gives notice in writing to the Company to require that the outstanding Loan be repaid in full, the repayment date shall be the relevant date on which such written demand for repayment is served on the Company.

3.2	Repayment Amount

On the Repayment Date, the Company shall repay the Loan, together with Interest accruing thereon from the relevant Disbursement Date until the Repayment Date.

3.3	Prepayment

The Company may, but is not obliged to, repay or prepay all or any part of the Loan prior to the Repayment Date. For the avoidance of doubt, such prepayment shall be without penalty to the Company.

3.4	Events of Default

For so long as the Loan is outstanding, any Event of Default occurs in respect of the Event of Default, the Lender can give notice in writing to the Company to require that the outstanding Loan be repaid in full. The Events of Default are:

(a)	if there shall have come to the notice of the Lender, any material breach of, or any event rendering untrue or incorrect in any material respect, any of the warranties or representations in Clause 5, or any material failure to perform any of the Company’s obligations in this Agreement and if such breach is capable of remedy and it is not remedied within 14 Business Days of notification by the Lender to the Company of the breach;

(b)	the Company ceases to carry on the whole or substantially the whole of its business;

(c)	this Agreement or any of the Company’s obligations thereunder becomes unenforceable, or any judgement or order is made, the effect of which would be to render this Agreement or any such obligation ineffective or invalid;

(d)	the occurrence of any of the following events (unless it has before the date of this Agreement been fully, fairly and specifically disclosed) if such event has or is likely to have a material adverse effect on the Company or its ability to meet its repayment obligations in respect of the Loan:

(a)	any present or future security on or over the assets of the Company or any of its subsidiaries becomes enforceable;

(b)	the presentation of a winding-up petition in Singapore or elsewhere against the Company or any of its significant subsidiaries and such petition is not withdrawn within 30 days, or the appointment of a liquidator, provisional liquidator, receiver, receiver and manager, or judicial manager over all or any part of the assets and undertaking of the Company or any of its subsidiaries;

(c)	any government or other authority or agency condemns, seizes, compulsorily purchases or expropriates the Company or any of its subsidiaries or all or a substantial part of the assets of the Company or any of its subsidiaries; or

(d)	a judgement is made or given against the Company or its subsidiaries that alone or when aggregated with all other judgements made or given against the Company or such subsidiary, may in the reasonable opinion of the Lender lend to the winding-up of, or loss of substantially all of the assets of the Company or such subsidiary.

3.5	Repayment Currency

The Loan and Interest shall be paid in Singapore Dollars.

4.	INTEREST AND TAXES

4.1	Interest

(a)	The Loan shall bear interest at the rate of 1% per month (“Interest”) on the amount drawn down from the relevant Disbursement Date to the Repayment Date. The Interest shall accrue on a daily basis and shall be calculated on the actual number of days elapsed in the relevant period based on a 365 day year. The Company shall pay accrued Interest on the Loan in arrears on the Repayment Date.

(b)	If the Company fails to repay the principal portion of the Loan, Interest or any other sums whatsoever on the Repayment Date, the Company shall pay the Lender interest at the default interest rate of 1% per month from the date of default up to the date of actual payment and such interest shall be charged and compounded monthly on the overdue amount from the date of default until the actual date of payment which shall forthwith be payable to the Lender and if not so paid, such interest shall be added to the overdue sum and itself bear interest accordingly.

4.2	Taxes

All sums payable by the Company under this Agreement shall be paid (a) free of any restriction or condition, (b) free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of any tax and (c) without deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

The Company represents and warrants to the Lender as follows:

(a)	it has the power and authority to execute, deliver and perform the terms and provisions of this Agreement;

(b)	all necessary action has been taken to authorise its execution, delivery and performance of this Agreement;

(c)	no litigation, arbitration or administrative proceedings is current or pending or, so far as it is aware, threatened which has or could have a material adverse effect on it or its ability to comply with any of its obligations under this Agreement;

(d)	its entry into, exercise of its rights and/or performance of or compliance with its obligations under the Agreement does not and will not violate, or exceed any power or restriction granted or imposed by (i) any law, regulation, authorisation, directive or order (whether or not having the force of law) to which it is subject; (ii) its constitutive documents, where applicable; or (iii) any agreement to which it is a party or which is binding on it;

(e)	the Company is not insolvent and no winding-up petition in Singapore or elsewhere against the Company (or any of its significant subsidiaries) has been presented, and no liquidator, provisional liquidator, receiver, receiver and manager, or judicial manager over all or any part of the assets and undertaking of the Company has been appointed (except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation);

(f)	the Company shall not incur any additional borrowings or any other indebtedness unless approved by the Lender in writing;

(g)	without the prior consent of the Lender in writing, the Company shall not, assign, pledge or otherwise encumber or hypothecate the Loan as security or otherwise; and

(h)	the Company shall not create any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, or other third party right or security interest of any kind over any of the Company’s assets (including Intellectual Property owned by the Company), unless approved by the Lender in writing.

Each of the above representations and warranties shall be true and accurate in all material respects as at the relevant Disbursement Date and for so long as any part of the Loan remains payable under this Agreement as if repeated then by reference to the then existing circumstances.

6.	PREVIOUS AGREEMENTS

6.1	Entire Agreement

This Agreement and the documents referred to herein embody all the terms and conditions agreed upon between the Parties hereto as the subject matter of this Agreement and supersedes and cancels all previous agreements amongst the Parties hereto in relation to the matters dealt with herein, whether such be written or oral, and represents the entire understanding between the Parties relating to the subject matter of this Agreement.

6.2	Amendments

No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

7.	RELEASE AND INDULGENCE

A party to whom liability may be owed may (in whole or in part) release, compound or compromise, or it may grant time or indulgence to the other party(ies). Such release, compounding, compromise, time and indulgence may be granted by one party to another party(ies) at its absolute discretion, without in any way prejudicing or affecting its rights against any other who are party(ies) under a similar liability whether joint and several or otherwise.

8.	NOTICE

8.1	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered by hand, by courier or prepaid registered post, or by electronic mail addressed to the intended recipient thereof at its / his address or electronic mail address, and marked for the attention of such person (if any), designated by it / him to the other Parties for the purposes of this Agreement or to such other address or electronic mail address, and marked for the attention of such person, as a Party may from time to time duly notify the others in writing.

8.2	The initial addresses and electronic mail addresses of the Company for the purpose of this Agreement are specified below. The initial addresses and electronic mail addresses of the Lenders for the purposes of this Agreement are as set out against their respective names in Part A of Schedule 1.

COMPANY

Address	:	3 Fraser Street,
#08-21
Duo Tower
Singapore 189352

E-mail address	:	[ ]

Attention	:	Terence Zou

LENDER

Address	:	[ ]

E-mail address	:	[ ]

Attention	:	Tan Ting Yong

8.3	Deemed Service

Any notice, demand or communication so served shall be deemed to have been duly given:

(a)	in the case of delivery by hand or by courier, when delivered;

(b)	in the case of electronic mail, at the time of transmission provided that the sender does not receive any indication that the electronic mail message has not been successfully transmitted to the intended recipient or has been delayed; and

(c)	in the case of post, on the second Business Day after the date of posting (if sent by local mail) and on the seventh Business Day after the date of posting (if sent by air mail),

provided that in each case where delivery occurs on a day which is not a Business Day or after 6 p.m. on a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day and in proving service, it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed, and duly stamped and posted or that the electronic mail message was properly addressed and despatched. References to time in this Clause 8 are to local time in the country of the addressee.

If any Party to this Agreement passes on, until the Party giving notice has received notice in writing of the grant of probate of the first-mentioned Party’s will or letters of administration of his estate (or equivalent), any notice so given shall be as effectual as if he were still living.

9.	CONFIDENTIALITY

9.1	Confidential Information to be Kept Confidential

Subject to Clause 9.2, each Party agrees that it shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(a)	the existence of and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement; and

(b)	the negotiations relating to this Agreement (and any such other agreements);

9.2	Clause 9.1 shall not apply in respect of any information which:

(a)	is now or shall hereafter come into the public domain (otherwise than as a consequence of any unauthorised disclosure by the relevant Party);

(b)	was lawfully in the possession of the relevant Party receiving the same prior to disclosure to the relevant Party in connection with this Agreement;

(c)	was lawfully furnished to the relevant Party receiving the same by a third party;

(d)	is required to be disclosed by law or regulations or by a court of competent jurisdiction or by any governmental or regulatory authority or the rules of any relevant securities exchange(s) applicable to itself or (in the case of a Party which is a corporation) its parent company or pursuant to any litigation Provided that the Party with an obligation to make the disclosure shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation;

(e)	is disclosed to professional advisers of the disclosing Party on terms that such professional advisers accept such information under a duty of confidentiality; or

(f)	is required to be disclosed in connection with the satisfaction of any of the conditions set out in Clause 9.2.

10.	MISCELLANEOUS

10.1	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the parties hereto shall not constitute a waiver by such party of the right to pursue any other available remedies.

10.2	Assignment

Save as expressly provided in this Agreement, the respective rights and obligations of the parties hereunder shall not be assignable or transferable.

10.3	Further Acts

The Parties shall execute and do and take such steps as may be in their power to, procure that all other necessary persons, if any, execute and do all such further documents, agreements, deeds, acts and things as may be required so that full effect may be given to the provisions of this Agreement.

10.4	Severability

If at any time any one or more of the provisions hereof is determined to be or becomes illegal, invalid or unenforceable in any respect under the applicable laws of any jurisdiction to which this Agreement is subject, neither the legality, validity or enforceability of the remaining provisions hereof, nor the legality, validity or enforceability of such provision under the applicable laws of any other jurisdiction, shall in any way be affected or impaired thereby.

10.5	Time

If, in this Agreement, any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day; and if any time limit falls on a day which is not a Business Day in Singapore, then that time limit is deemed to only expire on the next Business Day thereafter.

11.	COUNTERPARTS

This Agreement may be executed and delivered in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart (which may include counterparts delivered by electronic transmission, with originals to follow). The mode of execution by the Parties may include execution by digital or electronic means or digitally signed (“e-signed”) counterparts e-signed by the delivering Party, by way of email, or by way of other document exchange or document delivery software or application, which shall constitute the delivering Party’s agreement and intention to enter into a binding agreement with the other Party(ies), and each counterpart shall be as valid and effectual as if executed as an original.

12.	GOVERNING LAW AND JURISDICTION

12.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Singapore.

12.2	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause 12.2. The arbitration tribunal shall consist of one (1) arbitrator to be appointed by the Chairman of SIAC. The language of the arbitration shall be the English language The Parties hereby agree that the award of the tribunal is final and conclusive and binding on the Parties hereto.

APPENDIX A

FORM OF DRAWDOWN REQUEST

Date:

DLG VENTURES PTE. LTD.

8 Temasek Boulevard

#38-01

Suntec Tower Three Singapore 038988

Dear Sirs,

Shareholder’s Loan Agreement dated                          between DLG Ventures Pte. Ltd. and Ryde Technologies Pte. Ltd. (the “Agreement”)

Unless expressly provided otherwise in this notice, the capitalised terms used in this notice shall bear the respective meanings ascribed to it in the Agreement.

1.	Pursuant to Clause 2 2 of the Agreement, we hereby give you notice for the following drawdown:

Amount	:	Dollars
($ )

Date of drawdown	:

2.	The payment to the Company of the total amount of drawdown shall be effected by way of telegraphic transfer to the following bank account:

[●]

3.	We hereby confirm that (i) the representations and warrants in Clause 5 of the Agreement are true and accurate in all material respects as though made on the date of this notice with reference to facts and circumstances presently subsisting; and (ii) as at the date hereof, on Event of Default has occurred.

Yours faithfully

Name:
Director
For and on behalf of
Ryde Technologies Pte. Ltd.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

THE COMPANY

SIGNED by
for and on behalf of
RYDE TECHNOLOGIES PTE. LTD.
Terence Zou
/s/ Lang Chen Fei
Witness’ signature
Name: Lang Chen Fei

THE LENDER

SIGNED by Tan Ting Yong
for and on behalf of
DLG VENTURES PTE. LTD.
in the presence of:

/s/ TAN PUA BOON
Witness’ signature
Name: TAN PUA BOON